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                                                                    Exhibit 12.1


                              HAVEN BANCORP, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

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                                                          For the Years Ended
                                        ------------------------------------------------------
                                         1998        1997        1996        1995        1994
                                        ------      ------      ------      ------      ------
Income (loss) before income tax
expense (benefit)                      $11,076     $17,221     $15,859     $15,774     $(6,810)

Fixed charges:
Interest expense on deposits            65,785      51,600      44,678      42,055      31,997
Interest expense on borrowed funds      27,991      22,800      16,690      13,060       8,292
One-third of rents                       1,389         581         135         126         103
                                        ------      ------      ------      ------      ------

Total fixed charges                     $95,165     $74,981    $61,503     $55,241     $40,392

Ratio including interest on deposits      1.12x       1.23x       1.26x       1.29x       0.83x
Ratio excluding interest on deposits      1.38x       1.74x       1.94x       2.20x       0.19x

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